UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2006

COUNTERPATH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50346

(Commission File Number)

20-0004161

(IRS Employer Identification No.)

8th Floor, 100 West Pender Street, Vancouver, British Columbia, Canada V6B 1R8

(Address of principal executive offices and Zip Code)

604.320.3344

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 10, 2006, we entered into an agreement to amend the terms of stock options previously granted to two directors and one consultant. Pursuant to the agreement, we reduced the exercise price to $0.39 per share. The form of amendment agreement is attached to this Form 8-K as Exhibit 10.1.

Effective January 10, 2006, we granted additional options to one director, one officer and two employees granting them the right to purchase an aggregate of 2,085,000 shares of our common stock at an exercise price of $0.39 per share exercisable for a period of five years for the director and ten years for the officer and employees pursuant to our 2005 Amended and Restated Stock Option Plan. The vesting terms for the director will be 25% of the options vesting on January 10, 2007 and 1/36 of the remaining 75% of the options vesting every month until the options are fully vested. The vesting terms for the officer and employees will be 12.5% of the options commencing June 10,

2006 and 1/42 of the remaining 87.5% of the options every month until the options are fully vested. The forms of stock option and subscription agreements for U.S. and Non-U.S. persons are attached to this Form 8-K as Exhibits 10.2 and 10.3.

Item 3.02. Unregistered Sales of Equity Securities.

Effective January 10, 2006, we granted stock options to one director, one officer and two employees to purchase an aggregate of 2,085,000 shares of our common stock at an exercise price of $0.39 per share, exercisable until January 10, 2011 for the director and exercisable until January 10, 2016 for the officer and employees. We issued the stock options to three non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. We also issued the stock options to one U.S. person in reliance on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

10.1	Form of Amendment to Stock Option and Subscription Agreement.
10.2	Form of Stock Option and Subscription Agreement for U.S. persons.
10.3	Form of Stock Option and Subscription Agreement for Non-U.S. persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTERPATH SOLUTIONS, INC.

By:	/s/ Mark Bruk
Mark Bruk,
President

Dated: January 16, 2006